Free Writing Prospectus

Filed pursuant to Rule 433

Registration No. 333-190925

BOOZ ALLEN HAMILTON ANNOUNCES

SALE OF 10,000,000 SHARES COMMON STOCK BY

AFFILIATE OF THE CARLYLE GROUP

McLean, Virginia – May 28, 2014 – Booz Allen Hamilton Holding Corporation (“Booz Allen”)(NYSE: BAH), the parent company of management consulting, technology, and engineering services firm Booz Allen Hamilton Inc., today announced the sale of an aggregate of 10,000,000 shares of Class A common stock (“common stock”) by an affiliate of The Carlyle Group (“Carlyle”) to Citigroup Global Markets Inc. and Barclays Capital Inc., as the underwriters in the registered offering of these shares.

The last reported sale price of Booz Allen’s Class A common stock on May 28, 2014 was $23.63 per share. Citigroup Global Markets Inc. and Barclays Capital Inc. propose to offer for sale the shares of Class A common stock from time to time in one or more transactions on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part.

Upon completion of the offering, Carlyle will own approximately 45.8% of the outstanding Class A common stock of Booz Allen, excluding approximately 4.3% of the Company’s Class A common stock with respect to which it holds a voting proxy. The offering is expected to close and settle on June 3, 2014. Booz Allen is not selling any shares of common stock in the offering and will not receive any of the proceeds.

A shelf registration statement (including a prospectus) relating to the offering of the common stock has previously been filed with the U.S. Securities and Exchange Commission and has become effective. Before investing, interested parties should read the prospectus and other documents filed with the Securities and Exchange Commission for information about Booz Allen and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, a copy of the prospectus may be obtained from the underwriters at:

•	Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 (Tel: 800-831-9146); or

•	Barclays, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717; Barclaysprospectus@broadridge.com (Tel: 888-603-5847).

This press release shall not constitute an offer to sell or the solicitation of any offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such jurisdiction.

About Booz Allen Hamilton

Booz Allen Hamilton is a leading provider of management consulting, technology, and engineering services to the US government in defense, intelligence, and civil markets, and to major corporations and not-for-profit organizations. Booz Allen is headquartered in McLean, Virginia, employs nearly 23,000 people, and had revenue of $5.48 billion for the 12 months ended March 31, 2014. In 2014, Booz Allen celebrates its 100th anniversary year.

CONTACT:

Media Relations – James Fisher 703-377-7595; Marie Lerch 703-902-5559

Investor Relations – Curt Riggle 703-377-5332.

Forward Looking Statements

This press release contains, or may be deemed to contain, “forward-looking statements” (as defined in the U.S. Private Securities Litigation Reform Act of 1995). In some cases, you can identify forward-looking statements by terminology such as “guidance,” “may,” “will,” “could,” “should,” “forecasts,” “expects,” “intends,” “plans,” “anticipates,” “projects,” “outlook,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “preliminary,” or the negative of these terms or other comparable terminology. These statements give Booz Allen’s current expectation of future events or its future performance and do not relate directly to historical or current events. A number of factors could cause Booz Allen’s future actions and related results to vary from any expectations or goals expressed in, or implied by, the forward-looking statements included in this press release, possibly to a material degree. In particular, there can be no assurances that the offering by Carlyle will be consummated. Some of these factors include, but are not limited to, the risk factors set forth in Booz Allen’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on May 22, 2014. All forward-looking statements included in this press release speak only as of the date made, and, except as required by law, Booz Allen undertakes no obligation to update or revise publicly any such forward-looking statements, whether as a result of new information, future events, or otherwise.